Exhibit 99.1

National Financial Partners Enters into New Corporate Headquarters Lease

Rapid Growth Leads to Need for Expansion

NEW YORK, NY – September 4, 2007 – National Financial Partners Corp., a national network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, announced today that it has entered into a 15-year lease with an affiliate of Broadway Partners for its new corporate headquarters to be located at 340 Madison Avenue in New York City. Broadway Partners is a private real estate investment and management firm that invests in high-quality office properties in select markets nationwide.

Global real estate services firm Cushman & Wakefield represented NFP in its site selection and in lease negotiations.

The new headquarters will occupy nearly 90,000 square feet, more than doubling the square footage of NFP’s current offices, also located in New York City. NFP has also executed a sublease for all of its existing space. In addition to NFP’s corporate operations, the new space will house four New York-based NFP firms.

Jessica Bibliowicz, Chairman and Chief Executive Officer commented, “This expansion is due to the continued development of our infrastructure to help our firms grow product offerings, services and relationships while meeting the space and technological needs of a rapidly growing public company. The rental expense of our headquarters has been flat for about seven years as our staff has quadrupled, and the new space is expected to meet our needs for five years and beyond. We do not anticipate that the cost of the lease will impact our cash earnings per share growth targets.”

The lease commences in October 2007, and NFP plans to relocate to the new space in the spring of 2008. NFP expects expenditures related to the new office to be partially offset by proceeds from the sublease of NFP’s existing space. Expenses related to the move are expected to impact cash earnings per diluted share by approximately 1% in 2007 and 1% to 2% in 2008 and beyond. NFP will be incurring rent at both locations until the relocation.

Ms. Bibliowicz continued, “This also marks the first time we have brought numerous NFP firms together with common infrastructure to conduct business in the same space. We are excited about this opportunity and expect to achieve greater efficiencies and cross-selling as a result.”

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 175 firms.

Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “will” and “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP’s operations. These forward-looking statements are based on management’s current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP’s success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP’s firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP’s ability, through its operating structure, to respond quickly to operational or financial situations, (5) NFP’s ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) changes in the pricing, design or underwriting of insurance products, (8) changes in premiums and commission rates, (9) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (10) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices and subpoenas received from various governmental authorities and related litigation, (12) the reduction of NFP’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, (13) changes in interest rates or general economic conditions, (14) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (15) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, and (16) other factors described in NFP’s filings with the Securities and Exchange Commission, including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Marc Gordon	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-4060